UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES ACT OF 1934

Date of Report (date of earliest event reported): January 29, 2007

AMERALIA, INC.

(Exact name of Company as specified in its charter)
Commission File No. 0-15474

Utah	87-0403973
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

20971 E. Smoky Hill Rd., Centennial, Colorado 80015-5187
(Address of Principal Executive Offices)

Company's telephone number, including area code:	(720) 876-2373

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

AmerAlia’s indirect wholly owned subsidiary, Natural Soda, Inc., entered into a contract on January 29, 2007 with Shell Frontier Oil & Gas, Inc., effective January 1, 2007, to sell up to 120 acre feet of water per year at a price equal to $8,146 per acre foot.

Shell has been awarded three 160 acre oil shale research and development leases by the Bureau of Land Management over land adjoining our sodium leases which cover 9,543 acres. Shell will remove the water using water transport trucks or by constructing a pipeline at its own expense.

Natural Soda will provide water to Shell from one of its existing water wells. The water will be recovered from the geologic formation commonly known as the “A Groove” and the quality of the water shall be “as is” upon withdrawal from the geologic formation without any treatment by Natural Soda.

Natural Soda has extensive water rights that are more fully described in our recent filing of our annual report to the Securities and Exchange Commission and available at www.sec.gov (search for “AmerAlia” at Company Filings).

Natural Soda will install appropriate metering equipment and invoice Shell monthly for the water provided to Shell. The initial purchase price of the water shall be Two and One Half Cents ($0.025) per gallon of water, equivalent to $8,146 per acre foot. The initial term of the agreement is five years and renewable thereafter with the purchase price adjusted according to a formula based on movement in the consumer price index.

A condition of the agreement is that Natural Soda may sell water to other users provided that such delivery is subordinate to the delivery of water to Shell.

The agreement will be extended automatically for successive periods of five years although Shell may elect to terminate the agreement by providing written notice prior to the end of the initial term or each subsequent renewal date. Similarly, Natural Soda can terminate the agreement by providing written notice on the same basis. In addition, the agreement terminates if Natural Soda ceases to have an interest in the sodium leases.

The agreement can also be terminated upon failure to cure an Event of Default within 30 days of written notice. Events of default include:
•	Failure to make payments
•	Failure to perform a material covenant or obligation
•
A party initiating any process in connection with bankruptcy, insolvency, reorganisation, arrangements with creditors; the appointment of a liquidator or administrator, or is generally unable to pay debts when due.

•	The consolidation or merger of a party or its assets with or into another entity.

These events of default are more fully described in Section 10 of the agreement attached to this filing as an exhibit.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.46 Water Purchase Contract with Shell Frontier Oil & Gas, Inc.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned there-unto duly authorized.

January 30, 2007	AMERALIA, Inc.
By:/s/ Robert van Mourik
Robert C. J. van Mourik
Executive Vice President & CFO